Exhibit 3.1

STATE OF NEVADA
BARBARA K. CEGAVSKE Secretary of State KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings		Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4201 Telephone (775) 684-5708 Fax (775) 684-7138
OFFICE OF THE SECRETARY OF STATE

Certified Copy

February 13, 2019

Job Number:	C20190213-0965
Reference Number:	00011238265-58
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20190065359-90	Amendment	2 Pages/1 Copies

Respectfully, /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State

Certified By: Caroline Fuentes

Certificate Number: C20190213-0965

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201	Filed in the office of	Document Number
(775) 684-5708	/s/ Barbara K. Cegavske	20190065359-90
Website: www.nvsos.gov	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	02/13/2019 10:25 AM
	State of Nevada	Entity Number
Certificate of Amendment		E0234272017-6
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

Hoth Therapeutics, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article NINTH is hereby amended and restated as follows:

“The Corporation is authorized to issue two classes of stock. One class of stock shall be common stock, par value $0.0001 per share, of which the Corporation shall have the authority to issue 75,000,000 shares. The second class of stock shall be preferred stock, par value $0.0001 per share, of which the Corporation shall have the authority to issue 10,000,000 shares.”

See attached.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:                 86

4. Effective date and time of filing: (optional)	Date:	02/13/2019	Time:	1:59 pm
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Robb Knie
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)

1. Name of Corporation: Hoth Therapeutics, Inc.

2. The Articles of Incorporation have been amended as follows:

Article NINTH is hereby amended and restated as follows:

“The Corporation is authorized to issue two classes of stock. One class of stock shall be common stock, par value $0.0001 per share, of which the Corporation shall have the authority to issue 75,000,000 shares. The second class of stock shall be preferred stock, par value $0.0001 per share, of which the Corporation shall have the authority to issue 10,000,000 shares. The preferred stock, or any class or series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of the Corporation and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors of the Corporation, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors of the Corporation.

Effective as of 1:59 p.m., local time on February 13, 2019, every four (4) shares of the Corporation’s Common Stock then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common Stock of the Corporation (the “Reverse Stock Split”). No fractional shares shall be issued upon the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay an amount in cash, without interest, equal to the fair value of such fractional interest.”

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 86.39%.

4. Effective date of filing: February 13, 2019

5. Signature:	/s/ Robb Knie
Robb Knie, President and Chief Executive Officer